Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

BULLETIN!	BULLETIN!	BULLETIN!

SuperGen will hold a telephone conference call today, Thursday, July 21, 2005 at 4:30 p.m. (EDT) / 1:30 p.m. (PDT). Dr. James Manuso, President and Chief Executive Officer; Edward Jacobs, Chief Operating Officer; and Michael Molkentin, Chief Financial Officer, will discuss issues and answer questions relating to this news release. Those wishing to participate in the call should dial 866-800-8652 within the United States and 617-614-2705 internationally at approximately 4:20 p.m. (EDT). The passcode for the call is 79456228. Those who do not wish to participate may listen to the live ‘webcast’ of the conference call by visiting www.supergen.com. Upon conclusion, an audio recording of the call will be available on the website for 90 days.

SuperGen Reports 2005 Second Quarter Financial Results

DUBLIN, Calif., July 21, 2005 - SuperGen Inc. (NASDAQ: SUPG) today reported financial results for the three and six months ended June 30, 2005.

Total revenues for the 2005 second quarter were $7.9 million compared with $2.6 million for the same prior year period.  Total revenues for the 2005 second quarter include $2.5 million of development and license revenue for recognition of deferred revenue related to an upfront payment received and $1.2 million of reimbursable development costs pursuant to the license agreement entered into with MGI PHARMA in September 2004, which granted MGI exclusive rights to the development, manufacture, commercialization and distribution of Dacogen™ (decitabine).  Net product revenue for the 2005 second quarter includes Nipent® (pentostatin for injection) sales of approximately $3.4 million compared with $2.3 million for the same prior year period.

Total costs and operating expenses for the 2005 second quarter were $10.7 million compared with $14.0 million for the same prior year period.  The primary reason for the decrease in total costs and operating expenses for the 2005 second quarter was a decrease in development and marketing expenses associated with the Orathecin™ (rubitecan) capsules and Dacogen programs, lower cost of product revenue resulting from a change in product mix and reduced distribution charges.

The Company reported a net loss for the 2005 second quarter of $1.9 million, or $0.04 per share, compared with a net loss of $21.3 million, or $0.48 per share, for the same prior year period.  The decrease in the net loss for the 2005 second quarter is due to an increase in net product revenue and revenue from the license agreement with MGI PHARMA, a decrease in overall costs and operating expenses and a significant reduction in non-cash items reflected in the same prior year period.  The same prior year period included various non-cash items related to convertible debt instruments executed in 2003.  The net loss for the 2004 second quarter included a non-operating charge of $7.9 million that reflects an other than temporary decline in value in the Company’s equity investment in AVI BioPharma and non-cash items of $499,000 in interest expense and $2.9 million in amortization of deemed discount on convertible debt partially offset by the change in the valuation of derivative of $1.2 million.  Except for a change in valuation of derivatives of $500,000 there were no such non-cash items in the 2005 second quarter.

Total revenues for the six months ended June 30, 2005 were $12.3 million compared with $3.7 million for the same prior year period.  Total revenues for the six months ended June 30, 2005 include $5.0 million of development and license revenue for recognition of deferred revenue related to an upfront payment received and $1.9 million of reimbursable development costs pursuant to the license agreement entered into with MGI PHARMA in September 2004, which granted MGI exclusive rights to the development, manufacture, commercialization and distribution of Dacogen.  Net product revenue for the six months ended June 30, 2005 includes Nipent sales of approximately $4.2 million compared with $3.0 million for the same prior year period.

Total costs and operating expenses for the six months ended June 30, 2005 were $22.4 million compared with $27.6 million for the same prior year period.  The primary reason for the decrease in total costs and operating expenses for the six months ended June 30, 2005 was a decrease in development and marketing expenses associated with the Orathecin and Dacogen programs, lower cost of product revenue resulting from a change in product mix and reduced distribution charges offset by a slight increase in selling, general and administrative expenses associated primarily with additional sales and marketing efforts for Nipent commercialization scale-up efforts with the Company’s European operations.

The Company reported a net loss for the six months ended June 30, 2005 of $8.8 million, or $0.17 per share, compared with a net loss of $40.0 million, or $0.96 per share, for the same prior year period.  The decrease in the net loss for the six months ended June 30, 2005 is due to an increase in net product revenue and revenue from the license agreement with MGI PHARMA, a decrease in overall costs and operating expenses and a significant reduction in non-cash items that were reflected in the same prior year period.  The same prior year period included various non-cash items related to convertible debt instruments executed in 2003.  The net loss for the six months ended June 30, 2004 included a non-operating charge of $7.9 million that reflects an other than temporary decline in value in the Company’s equity investment in AVI BioPharma and non-cash items of $3.6 million related to the derivative accounting treatment of initially unregistered warrants issued in connection with the private placement of shares of our common stock completed in March 2004 in accordance with EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, $1.4 million in interest expense and $6.9 million in amortization of deemed discount on convertible debt partially offset by the change in the valuation of derivative of $3.4 million.  Except for a change in valuation of derivative of $500,000 there were no such non-operating charges or non-cash items for the six months ended June 30, 2005.

As of June 30, 2005, the Company had approximately $53.5 million in unrestricted cash, cash equivalents and marketable securities.

Based in Dublin, California, SuperGen is a pharmaceutical company dedicated to the acquisition, rapid development and commercialization of therapies for solid tumors, hematological malignancies and blood disorders. The Company’s website can be found at www.supergen.com.

This press release contains “forward-looking” statements within the meaning of Section 21A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor created thereby.  The actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. Such factors may include, but are not limited to, risks and uncertainties related to regulatory approval of Orathecin and Dacogen, conducting and completing clinical trials and obtaining regulatory approval of our other products and product candidates, and the successful commercialization of our products, if approved.  For example, anticipated Nipent demand may be lower than expected due to the introduction of competing drugs or other factors, the analysis by the FDA or EMEA of Dacogen data may take longer than currently anticipated and the data may not support FDA or EMEA approval.  Our future revenue, operating expenses and net income or loss could be worse than anticipated if demand for our products is less than expected, or if the introduction of new products is delayed, for any reason, including regulatory delay. References made to the discussion of risk factors are detailed in the Company’s filings with the Securities and Exchange Commission including the report on Form 10-Q for the quarter ended March 31, 2005.  These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update or revise the information contained in any such forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Timothy L. Enns	Sharon Weinstein
SuperGen, Inc.	Noonan/Russo
Tel: (925) 560-0100 x111	Tel: (212) 845-4271
E-mail: tenns@supergen.com	E-mail: sharon.weinstein@eurorscg.com

Condensed Consolidated Statements of Operations and Balance Sheets to follow....

SUPERGEN, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
Revenues:
Net product revenue	$3,625	$2,636	$4,639	$3,734
Development and license revenue from MGI PHARMA, Inc.	3,716	—	6,941	—
Distribution agreement and other revenue	590	—	757	—
Total revenues	7,931	2,636	12,338	3,734

Costs and operating expenses:
Cost of product revenue	700	1,196	1,000	1,747
Research and development	2,891	5,228	8,015	12,678
Selling, general, and administrative	7,139	7,595	13,397	13,143
Total costs and operating expenses	10,730	14,019	22,412	27,568

Loss from operations	(2,799)	(11,383)	(10,074)	(23,834)

Interest income	411	115	783	202
Interest expense	—	(499)	—	(1,447)
Amortization of deemed discount on convertible debt	—	(2,879)	—	(6,899)
Other than temporary decline in value of investments	—	(7,851)	—	(7,851)
Change in valuation of derivatives	500	1,185	500	(218)
Net loss	$(1,888)	$(21,312)	$(8,791)	$(40,047)

Basic and diluted net loss per common share	$(0.04)	$(0.48)	$(0.17)	$(0.96)
Weighted average shares used in basic and diluted net loss per common share calculation	51,183	44,349	51,162	41,789

SUPERGEN, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30,	December 31,
	2005	2004
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$40,830	$38,394
Marketable securities	12,482	18,235
Accounts receivable, net	2,121	4,926
Development revenue receivable from MGI PHARMA, Inc.	1,087	12,809
Inventories	2,863	3,306
Prepaid expenses and other current assets	2,004	1,403
Total current assets	61,387	79,073

Marketable securities, non-current	152	188
Investment in stock of related parties	796	798
Due from related parties, non-current	75	93
Property, plant and equipment, net	3,281	3,635
Goodwill	731	731
Other intangibles, net	484	677
Restricted cash and investments, non-current	9,335	9,432
Other assets	30	30
Total assets	$76,271	$94,657

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$1,801	$4,644
Derivative liability	1,106	1,607
Payable to AVI BioPharma, Inc.	565	565
Deferred revenue	4,953	11,572
Accrued payroll and employee benefits	1,985	2,129
Total current liabilities	10,410	20,517

Deferred rent	953	927
Total liabilities	11,363	21,444

Stockholders’ equity	64,908	73,213
Total liabilities and stockholders’ equity	$76,271	$94,657